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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement of MetLife of CT Separate Account QPN for Variable Annuities on Form N-4 of our report dated March 24, 2008, relating to the financial statements of each of the Subaccounts of MetLife of CT Separate Account QPN for Variable Annuities and the use of our report dated March 26, 2008 (May 14, 2008 as to Note 20 and January 21, 2009, as to
Note 21) on the consolidated financial statements and financial statement schedules of MetLife Insurance Company of Connecticut and subsidiaries (which report expresses an unqualified opinion and includes explanatory paragraphs regarding changes in MetLife Insurance Company of Connecticut and subsidiaries' method of accounting for deferred acquisition costs as required by accounting guidance adopted on January 1, 2007, and the restatement of the 2007 consolidated financial statements) both appearing in the Statement of Additional Information, which is part of such Registration Statement, and to the reference to us under the heading "Independent Registered Public Accounting Firm" also in such Statement of Additional Information.


/s/ Deloitte & Touche LLP

Tampa, Florida
January 21, 2009